SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 17, 2017

DOVER MOTORSPORTS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 1-11929

Delaware	51-0357525
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1131 N. DuPont Highway, Dover, Delaware 19901

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (302) 883-6500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into Material Definitive Agreements.

As previously announced, on July 21, 2017, we entered into a fourth amendment to our August 25, 2016 agreement to sell Nashville Superspeedway in order to allow the parties to finalize new agreements relative to a restructured transaction involving the sale of a portion of the property and an option for an additional portion of the property. We have executed an agreement relative to the sale of approximately 153 acres at a purchase price of $35,000 per acre. Closing under this agreement is scheduled to occur towards the end of our fourth quarter, subject to extension if certain milestones have been met (which could delay closing until the first quarter of 2018). Earnest money in the amount of $750,000 that was previously deposited under the August 25, 2016 agreement will be applied against the purchase price under the agreement or refunded to Purchaser if certain conditions to closing are not met. We continue to negotiate terms of a three year option for approximately 88 additional acres at a purchase price of $55,000 per acre.

Purchase and Sale Agreement dated as of August 17, 2017 between Nashville Speedway, USA, Inc. and PDC TN/FL, LLC. is attached to this Form 8-K as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1 Purchase and Sale Agreement dated August 17, 2017 between Nashville Speedway, USA, Inc. and PDC TN/FL, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dover Motorsports, Inc.

/s/ Denis McGlynn
Denis McGlynn
President and Chief Executive Officer

Dated: August 17, 2017

EXHIBIT INDEX

Exhibit Number	Description

10.1	Purchase and Sale Agreement dated August 17, 2017 between Nashville Speedway, USA, Inc. and PDC TN/FL, LLC.